Exhibit 99.1

For information contact:
Paul R. Flanders
FOR IMMEDIATE RELEASE	Chief Financial Officer
(315) 424-0513

Carrols Corporation Comments on Financial Results

Syracuse, New York (November 28, 2005) – Carrols Corporation (the “Company”), as previously reported, appointed Deloitte & Touche LLP as its new independent registered public accounting firm on October 19, 2005. The Company, with the involvement of Deloitte & Touche, is currently reviewing its accounting with respect to depreciation and interest expense associated with the sale/leaseback transactions that were recorded as lease financing obligations in the 2003 restatement of its financial statements. It is also reviewing the classification of the proceeds from qualifying sale/leaseback transactions in its statements of cash flows. As a result, the Company has delayed the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2005 with the Securities and Exchange Commission (the “SEC”) until it completes its review with the involvement of Deloitte & Touche and with consultation from its former independent registered public accounting firm, PriceWaterhouseCoopers, LLP.

Although the Company has not yet concluded its review of either matter, it is possible that adjustments may be required to its historical financial statements for one or both of these items. If the Company were to conclude that such adjustments are necessary, this could result in a restatement of its historical financial statements to: (1) decrease depreciation expense and increase the interest expense portion of the lease payment related to sale/leaseback transactions that occurred prior to 2001 that are being accounted for under the financing method; and, (2) reclassify proceeds from qualifying sale/leaseback transactions from a financing activity to an investing activity in the statements of cash flows. The Company does not believe that any of these adjustments, if required, would have any effect on the Company’s cash flows or its financial covenants under either the Company’s senior credit facility or its 9% Senior Subordinated Notes. In any event, the Company does not anticipate that there will be any change in classification of these or any other leases for financial reporting purposes.

The Company has not finalized its financial results for the fiscal quarter and nine months ended October 2, 2005 pending completion of this review and the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2005 with the SEC, however, it is providing certain estimates with respect to its operating results for the fiscal quarter and nine months ended October 2, 2005. The results reported herein are estimated and remain subject to change pending the completion of the Company’s review, conclusions by its current and prior independent registered public accountants and the filing of its Quarterly Report on Form 10-Q with the SEC.

The Company indicated that total revenues for the third quarter of 2005 increased 1.8% to $181.3 million from $178.2 million in the third quarter of 2004. Revenues from its Hispanic restaurant brands, which include the Taco Cabana and Pollo Tropical restaurant chains, increased 7.9% in the third quarter to $88.6 million from $82.1 million in the prior year. Since the third quarter of the prior year, the Company opened six new Pollo Tropical restaurants (three in the first nine months of 2005), four new Taco Cabana restaurants (three in the first nine months of 2005) and it acquired four Taco Cabana restaurants from a franchisee in Texas (during the third quarter of 2005). Comparable restaurant sales increased 6.4% for the third quarter of 2005 at Pollo Tropical and decreased 1.9% at Taco Cabana.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

The Company reported that estimated segment EBITDA (earnings before interest, income taxes, depreciation and amortization, impairment losses and stock-based compensation expense) for its Hispanic Brands was $15.8 million in the third quarter of 2005 compared to $14.0 million in the third quarter of the prior year.

Revenues from its Burger King restaurants decreased to $92.7 million in the third quarter of 2005 from $96.0 million in the third quarter of 2004. Revenues were lower mostly as a result of the Company’s closing of thirteen underperforming Burger King restaurants since the end of the third quarter in 2004, including ten Burger King restaurants closed in 2005. Comparable restaurant sales decreased .9% in the third quarter of 2005 compared to the third quarter of 2004. Segment EBITDA for the Company’s Burger King restaurants increased from $10.0 million in the third quarter of 2004 to $10.7 million in the third quarter of 2005.

The Company also indicated that total revenues for the nine month period ended October 2, 2005 were $532.6 million and increased 3.8% over revenues of $513.0 million for the nine month period in 2004. Revenues for the Company’s Hispanic restaurant brands increased 8.4% for the nine month period in 2005; sales at its Burger King restaurants decreased .2%. Comparable unit sales for the nine month period in 2005 increased 7.5% at Pollo Tropical, 1.3% at Taco Cabana and 1.3% at the Company’s Burger King restaurants compared to the nine month period in 2004.

The Company indicated that during September and October 2005, its Pollo Tropical restaurants were negatively impacted by hurricanes Katrina and Wilma, and that its Taco Cabana restaurants in the Houston market were negatively impacted by hurricane Rita. While the restaurants collectively suffered only minimal property damage, the Company estimated that lost revenues from restaurants temporarily closed were in the aggregate approximately $1.8 million.

The Company also provided guidance for the full year. It indicated that operating results for the fourth quarter would be lower than 2004 as a result of the hurricanes, higher utility costs and the inclusion of one additional week in 2004 compared to 2005. It indicated that EBITDA for all of 2005 (earnings before interest, income taxes, depreciation and amortization, impairment losses and stock-based compensation expense) is estimated to be in the same range as in 2004 after adjusting for the extra week in 2004 and for the non-recurring expenses in 2004 related to its refinancing activities (including among other things the special bonus). The Company further indicated that segment EBITDA for its Hispanic Brands was anticipated to increase in 2005, and after adjusting for one less week, to increase approximately 5% for the year.

Capital expenditures for the nine month period totaled $28.9 million including $15.4 million for the construction of new restaurants, $4.1 million for the acquisition of four franchised Taco Cabana restaurants, $2.1 million for remodeling, and $7.3 million for maintenance and other capital expenditures. The Company estimates that total capital expenditures for 2005 will range between $40 million to $45 million including approximately $25 million to $30 million for new restaurant development. For 2005, the Company anticipates opening a total of five to six new Pollo Tropical restaurants (two to three to open in the fourth quarter) and six new Taco Cabana restaurants (three of which have opened in the fourth quarter).

The Company further indicated that during 2005 it has lowered its outstanding senior secured debt. The total principal amount outstanding under the Company’s senior credit facility decreased from $220.0 million at December 31, 2004 to $212.4 million at October 2, 2005 including a voluntary prepayment of $6 million of principal amount of its term loan borrowings during the third quarter 2005.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

As a result of the review of the accounting matters discussed above, the Company does not believe that it will be able to file its quarterly financial statements prior to December 6, 2005. Failure to provide financial statements to its senior lenders under its Senior Credit Facility by such date would constitute an event of default. The Company is in discussions with its senior lenders to obtain a waiver and extension of time to furnish the required financial statements. Although it cannot predict the outcome of such discussions, the Company believes that it will obtain such waiver and extension prior to December 6, 2005.

Carrols Corporation is one of the largest restaurant companies in the U.S. currently operating 537 restaurants in 17 states. Carrols is the largest franchisee of Burger King restaurants with 336 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 135 Taco Cabana restaurants located in Texas, Oklahoma and New Mexico, and franchises three Taco Cabana restaurants. Carrols also owns and operates 66 Pollo Tropical restaurants in south and central Florida and franchises 25 Pollo Tropical restaurants in Puerto Rico (21 units), Ecuador (3 units) and South Florida.

This report contains certain forward-looking statements and estimates that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in the Company’s filings with the Securities and Exchange Commission.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Carrols Corporation

(unaudited)

(dollars in thousands)	Three Months Ended September 30, (1)		Nine Months Ended September 30, (1)
	2005	2004	2005	2004
Revenues:
Burger King restaurants	$92,678	$96,023	$271,852	$272,449
Pollo Tropical restaurants	34,585	30,031	103,036	90,127
Taco Cabana restaurants	53,648	51,742	156,554	149,287
Franchise royalty revenues and fees	375	366	1,160	1,122

Total revenues	$181,286	$178,162	$532,602	$512,985

Change in Comparable Restaurant Sales(2)
Burger King	(.9)%	4.6%	1.3%	2.1%
Pollo Tropical	6.4%	9.6%	7.5%	10.6%
Taco Cabana	(1.9)%	5.2%	1.3%	5.0%

Estimated Segment EBITDA: (3)
Burger King	10,714	9,965	24,958	26,392
Pollo Tropical	7,505	6,241	22,286	20,928
Taco Cabana	8,326	7,746	23,411	20,683

(1)	The Company uses a 52-53 week fiscal year convention. For convenience, all references to the three and nine months ended October 2, 2005 and September 26, 2004 will be referred to as the three and nine months ended September 30, 2005 and September 30, 2004, respectively.

(2)	The change in comparable restaurant sales is calculated using only those restaurants open since the beginning of the earliest period being compared (12 months for Burger King and 18 months for Pollo Tropical and Taco Cabana).

(3)	Segment EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment losses and stock-based compensation expense. The company is currently reviewing its accounting with respect to depreciation and interest expense associated with lease financing obligations recorded in the 2003 restatement of its financial statements. The Company does not believe that segment EBITDA will be affected by any adjustments, if required. However, the segment results reported herein are estimated and remain subject to change pending the completion of the Company’s review and the filing of its Quarterly Report on Form 10-Q for the quarter ended October 2, 2005 with the SEC.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616